                                                                    Exhibit 12.1


                                  EXHIBIT 12.1
                         Vlasic Foods International Inc.
  Statement Regarding the Computation of the Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                                       Nine Months
                                                          Ended                            Fiscal Year Ended
                                                       -----------    ---------------------------------------------------------
                                                       May 2, 1999    August 2,    August 3,   July 28,   July 30,     July 31,
                                                           1999         1998        1997        1996        1995         1994
                                                         ---------    ---------   ---------   ---------   ---------   ---------
Earnings

Earnings before taxes                                    $(103,959)   $   9,579   $ 115,615   $  88,228   $ 106,693   $  78,632

Interest expense                                            32,756       13,446       1,600       1,071       2,016       1,281

Amortization of debt issue costs                               211         --          --          --          --          --

Interest portion of rent                                     1,831        2,751       3,029       3,223       3,617       3,596

Amortization of previously capitalized interest              1,200        1,577       1,509       1,373       1,422         582
                                                         ---------    ---------   ---------   ---------   ---------   ---------
Earnings                                                   (67,961)      27,353     121,753      93,895     113,748      84,091
                                                         =========    =========   =========   =========   =========   =========

Fixed Charges

Gross interest:

Interest expense                                            32,756       13,446       1,600       1,071       2,016       1,281

Capitalized interest                                           500          448        --          --          --          --

Amortization of debt issue costs                               211         --          --          --          --          --

Interest portion of rent                                     1,831        2,751       3,029       3,223       3,617       3,596
                                                         ---------    ---------   ---------   ---------   ---------   ---------
Fixed charges                                               35,298       16,645       4,629       4,294       5,633       4,877
                                                         =========    =========   =========   =========   =========   =========

Ratio of earnings to fixed charges                       $    --      $     1.6   $    26.3   $    21.9   $    20.2   $    17.2
                                                         =========    =========   =========   =========   =========   =========

Additional earnings required to achieve a ratio of 1:1   $ 103,259
                                                         =========